Exhibit 10.18

Metabasis Therapeutics, Inc.
11119 North Torrey Pines Road
La Jolla, California 92037
T 858 587 2770 F 858 458 3504
www.mbasis.com

Wednesday, September 06, 2006

Barry Gumbiner, M.D.

221 Coldspring Court

Franklin Township, NJ 08873

Dear Barry:

This letter is to confirm our offer to you to join Metabasis Therapeutics, Inc. as an Executive Director reporting to Howard Foyt, M.D., Ph.D. in the Clinical Development department. The details of this offer are contingent upon the approval of the Board of Directors. The following will be the basic terms of your employment with the Company:

Title:	Executive Director, Clinical Development

Start Date:	September 29, 2006 or before October 03, 2006

Salary:	$220,000 per year payable bi-weekly, less standard deductions and withholdings

Metabasis Therapeutics, Inc. offers a comprehensive benefits program including medical and dental insurance which becomes effective the first day of the month following your date of hire. We also offer an employee contribution 401 (k) plan. You are eligible for vacation and holiday benefits per the provisions in the Company’s employee handbook.

Subject to the approval of the Board of Directors, you will be granted options to purchase 50,000 shares of Metabasis Therapeutics, Inc. common stock, which will have an exercise price of the fair market value of the Company’s common stock on the date of the grant. The options will be granted pursuant to the terms of a separate stock option agreement and the terms of the Metabasis Therapeutics, Inc. employee stock plan.

In addition to your base salary, you will receive a signing bonus in the amount of $30,000, grossed up for federal and state withholdings if you start on or before October 9, 2006. You will also be eligible to earn an annual discretionary performance bonus (the “Bonus”) of up to 15% of your yearly salary. Your Bonus will be determined upon

Barry Gumbiner, M.D.

September 06, 2006

assuming 100% attainment of individual and company goals. You must be employed on the date the Bonus is awarded to earn any portion of the Bonus.

You will be expected to execute and deliver an Employee Proprietary Information and Inventions Agreement in consideration for your employment. This agreement is attached to this letter and is incorporated by reference herein.

You will be reimbursed for your relocation expenses to San Diego as per the enclosed Summary of Relocation Assistance. The summary is attached to this letter and is incorporated by reference herein.

In accordance with the Immigration Reform and Control Act of 1986, you will be required to provide documents which establish your identity and employment eligibility on your first day of employment.

We are excited about the opportunity which we have to build Metabasis Therapeutics, Inc. into an outstanding success. A key component to accomplishing this success is to build a strong team with bright, dynamic individuals. While we look forward to a long and mutually beneficial relationship, should you decide to accept our offer you will be an “at-will” employee of the Company. This at-will status means that either you or the Company may terminate employment at any time for any reason or no reason. We sincerely hope that you will accept our offer to join the Metabasis Therapeutics team.

To formally record your acceptance of our offer of employment, please sign below and return one original of this letter to me no later than September 20, 2006.

Sincerely Yours

Howard Foyt, M.D., Ph.D.

Vice President, Clinical Development

Enclosures:	Employee Benefits Information

Employee Proprietary Information and Inventions Agreement

Summary of Relocation

9-19-06
Barry Gumbiner, M.D.	Date